EXHIBIT 8.1

Subsidiaries	Jurisdiction of Incorporation
Agenciamiento y Servicios Profesionales S.A.	Mexico
Alto Paraná S.A.	Argentina
Arauco Colombia S.A.	Colombia
Arauco Denmark ApS	Denmark
Arauco Distribución S.A.	Chile
Arauco Ecuador S.A.	Ecuador
Arauco Florestal Arapoti	Brazil
Arauco Forest Brasil S.A.(Ex LD Forest Products)	Brazil
Arauco Forest Products B.V.	The Netherlands
Arauco Generación S.A.	Chile
Arauco Honduras S. De R.L. de C.V.	Honduras
Arauco Internacional S.A.	Chile
Araucomex S.A. de C.V.	Mexico
Arauco Perú S.A.	Peru
Arauco Wood Products, Inc.	U.S.A.
Aserraderos Arauco S.A.	Chile
Bosques Arauco S.A.	Chile
Controladora de Plagas Forestales S.A.	Chile
Faplac S.A.	Argentina
Flooring S.A.	Argentina
Forestal Arauco S.A.	Chile
Forestal Arauco Guatemala S.A.	Guatemala
Forestal Celco S.A.	Chile
Forestal Cholguán S.A.	Chile
Forestal Concepción S.A.	Panama
Forestal Conosur S.A.	Uruguay
Forestal Los Lagos S.A.	Chile
Forestal Misiones S.A.	Argentina
Forestal Valdivia S.A.	Chile
Industrias Forestales S.A.	Argentina
Inversiones Celco S.L.	Spain
Investigaciones Forestales Bioforest S.A.	Chile
Forestal Nuestra Señora del Carmen S.A.	Argentina
Molduras Trupán S.A.	Chile
Paneles Arauco S.A.	Chile
Placas do Paraná S.A.	Brazil
Servicios Logísticos Arauco S.A.	Chile
Southwoods Arauco Lumber LLC	U.S.A.
Leasing Forestal S.A.	Argentina
Lucchese Empreendimentos e Participacoe	Brazil